Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Analysts — Mel Stephens (248) 447-1624

Media — Andrea Puchalsky (248) 447-1651

Lear Corporation Appoints Richard F. Wallman
to Board of Directors

     Southfield, Mich., November 13, 2003 — Lear Corporation [NYSE: LEA] today announced that Richard F. Wallman has been appointed to Lear’s Board of Directors. Wallman’s appointment is effective immediately.

     Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as senior vice president and chief financial officer of AlliedSignal and Honeywell International, Inc. He has also held positions with IBM, Chrysler Corporation and Ford Motor Company. He currently sits on the boards of directors for J.M. Huber Corporation, Hayes Lemmerz International and Ariba Inc.

     “Richard Wallman is an outstanding addition to the Lear Corporation board given his automotive experience and extensive financial background at leading multi-national corporations,” said Bob Rossiter, chairman and chief executive officer. “We welcome Richard’s strong financial and business acumen as we continue to focus on taking care of our customers, growing our business worldwide and delivering superior value to our shareholders.”

     Wallman received a bachelor of science degree in Electrical Engineering from Vanderbilt University and a master in business administration degree from the University of Chicago.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by more than 115,000 employees at 280 facilities located in 33 countries. Additional information about Lear and its products is available on the Internet at www.lear.com.